EX-1(A)6(b)

AMENDMENT NO. 1 TO THE BYLAWS

OF

JACKSON NATIONAL LIFE INSURANCE COMPANY

The Bylaws of Jackson National Life Insurance Company (the "Corporation") are hereby amended this 9th day of March 2009, as follows:

1. Article VI, Section 6.03, is replaced in its entirety with the following:

6.03           Special Meeting of Directors.  Except as the Articles of Incorporation or the Michigan Insurance Code may otherwise provide for action to be taken by directors, upon written notice of the time and place and purpose or purposes of any special meeting any of the directors in-between regular meetings of the board of directors may consent in writing to any specific action to be taken by the Corporation; if approved by a majority of the directors at such special meeting, including those consenting in writing, such action shall be as valid a Corporation action as though authorized at a regular meeting of the directors.  The minutes of such approval and action shall be fully recorded, each written consent shall be made a part thereof, and these minutes and written consent shall be reviewed at the next regular meeting of said board of directors.

2.           A new Section 6.04 shall be added to the end of Article VI to read as follows:

6.04           Action Without a Meeting.  Action required or permitted to be taken under authorization voted at a meeting of the board of directors or a committee of the board may be taken without a meeting if, before or after the action, all members of the board of directors then in office or of the committee, consent to the action in writing.  The written consents shall be filed with the minutes of the proceedings of the board of directors or committee.  The consent has the same effect as a vote of the board of directors or committee for all purposes.

3.           Article VII (Sections 7.01, 7.02, 7.03 and 7.04) is hereby deleted in its entirety and replaced with the following:

ARTICLE VII

OFFICERS

7.01           Number.  The board of directors shall elect or appoint a president, a secretary, and a treasurer, and may select a chairperson of the board of directors and one or more vice presidents, assistant secretaries, or assistant treasurers or other officers or agents as the board may decide (each an "Executive Officer").  The president and chairperson of the board of directors, if any, shall be members of the board of directors.  The same person may hold any two or more of the preceding Executive Officer positions except those of president and vice president.  No Executive Officer shall execute, acknowledge, or verify an instrument in more than one capacity if the instrument is required by law, the Articles of Incorporation, or these Bylaws to be executed, acknowledged, or verified by one or more officers.

In addition to the Executive Officers of the Corporation described above, there may also be such administrative officers of the Corporation ("Nonexecutive Officers") as may be designated and appointed from time to time by the board of directors in accordance with the provisions of Section 7.04 of these Bylaws.

7.02           Term of Office, Resignation and Removal.  An Executive Officer shall hold office for the term for which he or she is elected or appointed and until his or her successor is elected or appointed and qualified, or until his or her resignation or removal.  An Executive Officer may resign by written notice to the Corporation.  The resignation is effective on its receipt by the Corporation or at a subsequent time specified in the notice of resignation.  An Executive Officer may be removed by the board of directors with or without cause.  The removal of an Executive Officer shall be without prejudice to his or her contract rights, if any.  The election or appointment of an Executive Officer does not of itself create contract rights.

Any Nonexecutive Officer may be removed, either with or without cause, at any time by the board of directors.  Any Nonexecutive Officer may resign at any time by giving written notice to the president or to the secretary of the Corporation.

7.03           Vacancies.  A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled in the manner prescribed in these Bylaws for regular appointments to that office.

7.04           Nonexecutive Officers.  In addition to the Executive Officers of the Corporation as provided in Section 7.01 of these Bylaws, there may also be such Nonexecutive Officers of the Corporation as may be designated and appointed from time to time by the board of directors.  Nonexecutive Officers shall perform such duties and have such powers as from time to time may be determined by the board of directors or president in order to assist the Executive Officers in the furtherance of their duties.  In the performance of such duties and the exercise of such powers, however, such Nonexecutive Officers shall have limited authority to act on behalf of the Corporation as the board of directors or president shall establish, including but not limited to, limitations on the dollar amount and on the scope of agreements or commitments that may be made by such Nonexecutive Officers on behalf of the Corporation, which limitations may not be exceeded by such individuals or altered without further approval by the board of directors or president.

7.05           Authority.  In addition to the powers set forth in these Bylaws, all officers, employees and agents of the Corporation shall have the authority and perform the duties to conduct and manage the business and affairs of the Corporation that may be designated from time to time by the board of directors.

The foregoing Amendment No. 1 to the Bylaws was duly approved by the board of directors of Jackson National Life Insurance Company on March 9, 2009.

                                   /s/  THOMAS J. MEYER
                                   Thomas J. Meyer, Secretary